Exhibit 5.1

CONSENT OF INDEPENDENT CHARTERED PROFESSIONAL ACCOUNTANTS

We have issued our report dated March 10, 2021, with respect to the consolidated financial statements of Neovasc Inc. contained in this Registration Statement on Form F-10. We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the reference to our firm under the headings “Documents Filed as Part of the Registration Statement,” “Auditors, Transfer Agent and Registrar” and “Exhibits” in the prospectus forming part of this Registration Statement.

Chartered Professional Accountants

Vancouver, Canada
April 16, 2021

Audit • Tax • Advisory

Grant Thornton LLP. A Canadian Member of Grant Thornton International Ltd